Exhibit 10.24 /!DC THERAPEUTICS October 10, 2022 Ron Squarer Boulder, Colorado Dear Ron, Reference is made to that certain letter from ADC Therapeutics SA (the "Company") to you dated as of March 18, 2020 (the "Employment Letter"). Pursuant to the Employment Letter, you serve both as an employee and as Chairman of the Board of Directors of the Company ("Chairman of the Board"). The Company desires to transition your role from being an employee to the role of non-executive (and non-employee) Chairman of the Board pursuant to the tetms of this letter (this "Transition Letter"). To avoid any confusion, this Transition Letter supersedes all other discussions. Transition Your employment with the Company will end as of October 10, 2022, provided that beginning on the date hereof, you will perform only those duties customary to a non-executive Chairman of the Board, including (i) presiding over meetings of the Board of Directors and leading the Board of Directors in its deliberation and decision making process, (ii) organizing the meeting schedules and agendas of the Board of Directors and (iii) ensuring timely communications to all Directors on any material developments between Board meetings. Beginning on the date hereof, you will no longer have any duties as an employee of the Company and, for the avoidance of doubt, you will not be invited to attend any meetings of the Company's Executive Committee (with the 1mderstanding that you had not previously been attending any meetings of the Company's Executive Committee). Notwithstanding the ending of your role as an employee, you will remain the non-executive Chairman of the Board unless otherwise removed from such role in accordance with the Company's governing documents and applicable law. Transition Benefits Beginning on the date hereof through October 10, 2023 (such period, the "Transition Period"), to the extent permitted by Swiss law, you will be entitled to continued payment of your annual base salary ofUS $339,179, your annual bonus for the 2022 calendar year (based on actual performance and payable when such bonuses are customarily paid), an additional annual bonus for the 2023 calendar year (based on actual performance and payable when such bonuses are customarily paid but reduced by the percentage of the 2022 calendar year that remains after October 10, 2022), continued vesting of all equity awards (including, but not limited to, the Options described in the Employment Letter), and continued entitlement to the programs and rights described under "Benefits" in your Employment Letter, including, but not limited to, continued eligibility for the Company's health care plans (collectively, all such Benefits being the "Transition Benefits"). The Company will use its commercially reasonable best efforts to provide you the payments and benefits under the preceding sentence in all circumstances whether you remain on the Board of Directors or not, including (if necessary) arranging for .. garden leave" under which you would make yourself available for up to 3 hours per month and in all cases subject to Swiss law. During the Transition Period, you will account for any salary, compensation, earnings or other payment other than bona fide business expenses you receive for any new or expanded activities that the transition out of an employment role with the Company permits you to undertake during the Transition Period. To the extent required under mandatory Swiss law, the Company shall deduct such earnings from the Transition Benefits. For clarity, none of your earnings from your activities outside the Company as conducted on the date hereof will have to be deducted from the Transition Benefits. The payment to you of the Transition Benefits is in full satisfaction of all amounts owed to you by the Company during the twelve (12)-month "Notice Period", as defined in the Employment Letter, that would otherwise apply in the case of a termination of your employment by the Company without Cause, which Notice Period you hereby waive 4891-4141-7517.7

Date: October 10, 2022 Date: October 10, 2022 For ADC Therapeutics SA /s/ Stephen Evans-Freke By: Stehen Evans-Freke Director & Chairman of the Nomination and Corporate Governance Committee SIgned: /s/ Ron Squarer Ron Squarer